Financial News Release

CONTACTS:
Danny Herron	Annie Leschin
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	415.775.1788
danny.herron@aei.com	ir@aei.com

Advanced Energy Industries Announces CEO Transition

Fort Collins, Colo., June 2, 2014 - Advanced Energy Industries, Inc. (NASDAQ: AEIS), a leader in precision power conversion, today announced that after nearly three years at the helm, Garry Rogerson has decided to step down from his role as chief executive officer. Until a successor is identified, Garry will continue to lead the strong management team at Advanced Energy.
“Having made enormous strides on our strategic plan to drive revenue growth, expand margins and increase cash generation, I believe this is a great time to begin a new chapter - both for our company and for me,” said Garry Rogerson, CEO of Advanced Energy. “I am incredibly proud of the team and all that we have accomplished in redefining Advanced Energy as a leader across a growing number of applications and geographies and driving increased growth and profitability. I believe the company is well positioned for continued success, and the time is right for us to search for my successor. Until my replacement is found, we will continue to focus on the strategic objectives laid out at our analyst day in November.”
“Under Garry’s leadership, the company has established a successful business model, maintained a strong balance sheet, broadened its product portfolio and integrated multiple acquisitions. We look forward to building on this strong foundation as we seek to expand our opportunities for increased growth and profitability going forward,” said Richard Beck, chairman of the board of directors of Advanced Energy.
About Advanced Energy
Advanced Energy (Nasdaq: AEIS) is a global leader in innovative power and control technologies for high-growth, precision power conversion solutions. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the leadership transition plan and focus on the strategic plan. These forward-looking statements are based on Advanced Energy’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to identify and hire a highly qualified Chief Executive Officer, cooperation by the parties during the process, potential disruption to the Company’s operations and management that could result from the transition, changes in the markets we serve, and changes in global or regional economic conditions. Other risks are described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained from Advanced Energy's website at www.advancedenergy.com or by contacting Advanced Energy's investor relations at 970-221-0108. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.